UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2013

TARGACEPT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51173	56-2020050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Suite 1510 Winston-Salem, North Carolina	27101
(Address of Principal Executive Offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 26, 2013, Targacept, Inc. entered into an At-the-Market Issuance Sales Agreement (the “Sales Agreement”) with MLV & Co. LLC (“MLV”), pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $40,000,000 from time to time through MLV, acting as agent. Sales of our common stock through MLV, if any, will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, including by means of ordinary brokers’ transactions at market prices or any other method otherwise agreed by MLV and us. MLV will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices and consistent with applicable state and federal laws, rules and regulations and the rules of the NASDAQ Global Select Market. Each time we wish to issue and sell common stock under the Sales Agreement, we will notify MLV of the number of shares to be issued, the period during which such sales are anticipated to be made, any limitation on the number of shares that may be sold in any one day, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. We will pay MLV a commission rate of up to 3.0% of the gross proceeds from the sale of any common stock sold through MLV as agent under the Sales Agreement. We have also agreed to reimburse MLV for certain expenses incurred in connection with entering into the Sales Agreement, and have provided MLV with customary indemnification and contribution rights.

The foregoing description of the Sales Agreement is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Sales Agreement, dated November 26, 2013, between Targacept, Inc. and MLV & Co. LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: November 26, 2013	/s/ Patrick C. Rock
	Name:	Patrick C. Rock
	Title:	Senior Vice President, General Counsel and Secretary